Exhibit 4.1

                                                     Frank A. Ciccotto, Jr.
New York, NY  10041                                  Managing Director
55 Water Street, 45th Floor                          E-Business Services
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                             Standard & Poor's
                                       A Division of The McGraw Hill Companies


                                 August 2, 2006


Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


                Re: Van Kampen Unit Trusts, Municipal Series 615

                   Insured Municipals Income Trust, Series 515
             California Insured Municipals Income Trust, Series 245


Gentlemen:

     We have examined Registration Statement File No. 333-134840 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                Frank A Ciccotto
                                                                  Vice President